EXHIBIT 21.0

Subsidiaries of the Registrant

         Advanced Marketing (UK) Limited - England
         Advanced Marketing  S. de R.L. de C.V. - Mexico
         Advanced Marketing (Europe), Ltd. - England
         Advanced Marketing Services Investments, Inc. - California Mira Mesa Marketing, Inc.
         Advanced Marketing Services Australia PTY, Limited - Australia Aura Books, PLC - England
         Metrastock, Ltd. - England